Exhibit 10.4

RE:  Offer Letter of Employment

Dear Walter:

This letter confirms the offer of employment made to you for the position of Chief Strategy Officer of SeaWorld Entertainment, Inc. (the “Company”).  The purpose of this offer letter (“Letter Agreement”) is to describe the general terms and conditions of your employment with the Company.  If you accept this offer, your employment with the Company will begin on June 18, 2018 (“Start Date”), and you will work at the Company’s headquarters located at 9205 South Park Center Loop, Orlando, Florida.  You will report directly to the Chief Executive Officer.

Base Salary
Your annualized base salary will be $350,000.00, less applicable taxes, deductions and withholdings, paid semi-monthly in accordance with the Company’s regular payroll practices.  Your base salary is intended to compensate you for all hours worked and is subject to annual review.  The Company’s regularly scheduled pay days are the 15th and the last day of the month.

Annual Incentive Bonus Plan
If you decide to join us, you will be eligible to participate in the annual incentive bonus plan, as adopted by the Company from time to time (“Annual Bonus Plan”), with a target annual incentive bonus of 80% of your base salary, less applicable taxes, deductions and withholdings, payable in case and/or stock in the Company’s sole discretion.  Any payments made to you for bonus year 2018 will be pro-rated based on your Start Date.  Target incentives do not constitute a promise of payment.   Any actual bonus paid will be subject to the terms and conditions of the Annual Bonus Plan and contingent upon the level of achievement of Company performance objectives as established by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) for such fiscal year and, to the extent applicable, the assessment of your individual performance goals for such fiscal year.  To qualify for an incentive bonus, you must remain continuously employed by the Company through the date that the incentive bonus is paid.

Initial One-Time Equity Award
On the Start Date, subject to Compensation Committee approval, you will receive an initial equity award.  This award will consist of a number of Performance Share Units (“PSUs”) equal to $1 million in value and a number of Restricted Share Units (“RSUs”) with a value equal to $2.25 million.   The actual number of PSUs and RSUs will be determined by taking the value of each respective grant and dividing it by the average closing price of SEAS stock during the ten (10) trading days immediately prior to but not including the Start Date, which will be the effective date of each of the grants.  The PSUs vest if SEA achieves its 2018 LTI goal of $500 million Adjusted EBITDA in 2020, subject to your continued employment.  The RSUs shall vest in three equal annual installments over the first three anniversaries of the date of grant so long as you remain employed by the Company through such dates.  The terms will be outlined in greater detail in your definitive binding grant agreements.

Subsequent Participation in the Company’s Long-Term Equity Incentive Plan
Your eligibility to participate in the long-term equity incentive plan, as adopted by the Company from time to time, will commence with the performance cycle that begins in 2019.  It is anticipated that a new performance cycle will begin each year in January.  Your target annual opportunity under the long-term incentive plan is 150% of your base salary, subject to vesting and other terms and conditions of both the Company's standard stock award agreement and the Company's equity incentive plan (more detail to be provided to you).

Relocation Assistance
To assist with your relocation to the Orlando area and any associated expenses, you will receive a one-time lump sum cash payment of $25,000, less any applicable taxes, deductions and withholdings, payable within 30 days of your Start Date. Other than the lump sum payment referenced above, no additional relocation assistance will be provided.

Severance
As a senior leader of the Company, you will be eligible to receive severance benefits comparable to other executives at your level under the Company’s Key Employee Severance Plan, as in effect from time to time (the “Plan”) (more detail to be provided to you).  The Company reserves the right to terminate or amend the Plan at any time.

Health & Welfare Benefits
The Company provides a very competitive benefits package for eligible employees.  Eligible employees may participate in the Company’s health insurance benefits (medical, dental and vision), life insurance, short-term and long-term disability, 401(k) Plan, and the Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account).  Please refer to plan documents for eligibility.  The Company reserves the right to eliminate or modify its benefits at any time.

Vacation
On the Start Date, you will receive two (2) weeks (or 10 days) of paid vacation, immediately available for use in accordance with the Company’s Vacation Policy.  On January 1, 2019, and on January 1 of each subsequent year of employment, you will be eligible to receive annual grants of paid vacation in accordance with the eligibility schedule contained in the Company’s Vacation Policy (H.R. 0150).

Business Expenses

The Company will reimburse you for all actual, necessary and reasonable business expenses you incur in the course of the Company’s business in accordance with the Company’s expense policies, as in effect from time to time.

Proprietary Agreement and No Conflict with Prior Agreement

During the course of your employment, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its affiliates.  Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company.  Therefore, you will be required to read, complete, and sign the Company’s standard Intellectual Property & Confidentiality Agreement.  In addition, the Company insists that you comply with any existing and/or continuing contractual obligations that you may have with your former employers.  By signing this Letter Agreement, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations

During your employment, you must devote your full business efforts and time to the Company.  This obligation, however, will not preclude your from engaging in appropriate civic, charitable or religious activities or, with the consent of the Company’s Board of Directors, from serving on the boards of directors of companies that are not competitors to the Company as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company.  Any outside activities must be in compliance with and approved if required by the Company’s Code of Business Conduct and Ethics or its Corporate Governance Guidelines.

Employment At-Will

No provision of this Letter Agreement will be construed to create an express or implied employment contract or promise of employment for any specific period of time.  Your employment with the Company is at-will and may be terminated by you or the Company at any time for any reason (or for no reason) with or without advanced notice, subject to your eligibility for severance payments under the Key Employee Severance Plan, as in effect from time to time.

Internal Company Policies

The Company is committed to providing a positive work environment and conducting business ethically.  During your employment with the Company, you will be expected to abide by all of the Company’s internal policies and procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics and its Corporate Governance Guidelines, and to conduct your business activities at all times with the highest legal, ethical and professional standards.

Entire Agreement

This Letter Agreement and the referenced documents and agreements constitute the entire agreement between you and The Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements, or communications between you and the Company concerning those matters.

Pre-Employment Screening Contingencies
This Letter Agreement is contingent upon your successful completion of our pre-employment checks, which may include a criminal background screen and reference check. In addition, on or prior to your Start Date you will be required to provide the Company with appropriate documentation to verify your work authorization to work in the United States.  The Company cannot employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Disputes and Arbitration

The Company uses a Dispute Resolution Program ("DRP") for all employment-related disputes, the last step of which is final and binding arbitration. The DRP will be a term and condition of your employment and your exclusive remedy for any employment claims you may have. By accepting employment with the Company you agree to submit all claims to the DRP.

Counterparts

This Offer Letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Governing Law; Waiver of Jury Trial

THIS LETTER AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.  THIS LETTER AGREEMENT CONTRAINS A BINDING ARBITRATION CLAUSE.  EACH PARTY TO THIS LETTER AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT.

We look forward to having you join our team!  Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this Letter Agreement to me at your earliest convenience.

Sincerely,

/s/ John Reilly

John Reilly

Interim Chief Executive Officer

Agreed and Accepted this 2nd day of June, 2018.

_/s/ Walter Bogumil _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Walter Bogumil